SUBADVISORY AGREEMENT

	SMITH BARNEY/TRAVELERS SERIES FUND INC.

	(AIM Capital Appreciation Portfolio)


THIS AGREEMENT is made this 10th day of October, 1995, by and between Smith Barney/Travelers Series Fund Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, on behalf of the AIM Capital Appreciation Portfolio (the "Portfolio"), Smith Barney Mutual Funds Management Inc. (the "Manager") and A I M Capital Management, Inc. (the "Sub-Adviser").

WHEREAS, the Company represents that it is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end, diversified management investment company, consisting of multiple series of investment portfolios;

WHEREAS, the Manager represents that it is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act") as an investment adviser and engages in the business of acting as an investment adviser;

WHEREAS, the Sub-Adviser represents that it is registered under the Advisers Act as an investment adviser and engages in the business of acting as an investment adviser;

WHEREAS, the Company represents that its charter authorizes the Board of Directors of the Company to classify or reclassify authorized but unissued shares of the Company, and as of the date of this Agreement the Company's Board of Directors has authorized the issuance of series of shares representing interests in investment portfolios; and

WHEREAS, the Manager represents that it has entered into a management agreement dated as of October 10, 1995 with the Company (the "Management Agreement"), pursuant to which the Manager shall act as manager with respect to the Portfolio;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1.	Investment Description; Appointment

The Company desires to employ its capital relating to the Portfolio by investing and reinvesting in investments of the kind and in accordance with the investment objective(s), policies and limitations specified in the prospectus (the "Prospectus") and the statement of additional information (the "Statement") filed with the Securities and Exchange Commission as part of the Company's Registration Statement on Form N-1A, as amended or supplemented from time to time, and in the manner and to the extent as may from time to time be approved by the Board of Directors of the Company (the "Board"). Copies of the Registration Statement, Prospectus and the Statement have been or will be provided to the Sub-Adviser. The Company agrees promptly to provide copies of all amendments and supplements to the current Registration Statement, Prospectus and the Statement to the Sub-Adviser on or before the effective date thereof on an on-going basis. Until the Company delivers any such amendment or supplement to the Sub-Adviser, the Sub-Adviser shall be fully protected in relying on the Prospectus and Statement as previously furnished to the Sub-Adviser. The Company employs the Manager as the manager to the Portfolio pursuant to the Management Agreement, and the Company and the Manager desire to employ and hereby appoint the Sub-Adviser to act as the sub-investment adviser to the Portfolio. The Sub-Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

2.	Services as Sub-Adviser

Subject to the supervision, direction and approval of the Board and the Manager, the Sub-Adviser shall conduct a continual program of investment, evaluation and, if appropriate in the view of the Sub-Adviser, sale and reinvestment of the Portfolio's assets. The Sub-Adviser is authorized, in its sole discretion and without prior consultation with the Manager, to: (a) manage the Portfolio's assets in accordance with the Portfolio's investment objective(s) and policies as stated in the Prospectus and the Statement; (b) make investment decisions for the Portfolio; (c) place purchase and sale orders for portfolio transactions on behalf of the Portfolio; and (d) employ professional portfolio managers and securities analysts who provide research services to the Portfolio.

In addition, (i) the Sub-Adviser shall furnish the Manager daily information concerning portfolio transactions and quarterly and annual reports concerning transactions and performance of the Portfolio in such form as may be mutually agreed by the Manager and the Sub-Adviser, and the Sub-Adviser agrees to review the Portfolio and discuss the management thereof with the Manager and the Board.

(ii) Unless the Manager gives the Sub-Adviser written instructions to the contrary, the Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Portfolio's shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio may be invested.

(iii) The Sub-Adviser shall maintain and preserve such records related to the Portfolio's transactions as required under the 1940 Act. The Manager shall maintain and preserve all books and other records not related to the Portfolio's transactions as required under the 1940 Act. The Sub-Adviser shall timely furnish to the Manager all information relating to the Sub-Adviser's services hereunder reasonably requested by the Manager to keep and preserve the books and records of the Portfolio. The Sub-Adviser agrees that all records which it maintains for the Portfolio are the property of the Company and the Sub-Adviser will surrender promptly to the Company copies of any of such records.

(iv) The Sub-Adviser shall maintain compliance procedures for the Portfolio that it reasonably believes are adequate to ensure the Portfolio's compliance with (A) the 1940 Act and the rules and regulations promulgated thereunder and (B) the Portfolio's investment objective(s) and policies as stated in the Prospectus and Statement. The Sub-Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the Advisers Act.

(v) The Sub-Adviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it will provide to the Company. The Sub-Adviser has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information by the Sub-Adviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988.

3.	Brokerage

The Sub-Adviser is responsible for decisions to buy and sell securities for the Portfolio, broker-dealer selection, and negotiation of brokerage commission rates. The Sub-Adviser's primary consideration in effecting a security transaction will be executed at the most favorable price. In selecting a broker-dealer to execute each particular transaction, the Sub-Adviser will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer, the size of and difficulty in executing the order; and the value of he expected contribution of the broker-dealer to the investment performance of the portfolio on a continuing basis. Accordingly, the price to the Portfolio in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board may from time to time determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Portfolio to pay a broker or dealer that provides brokerage and research services (as those terms are defined in Section 28 (e) of the Securities Exchange Act of 1934) to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction of the Sub-Adviser's overall responsibilities with respect to the Portfolio, and to the other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Sub-Adviser is further authorized to allocate the orders placed by it on behalf of the Portfolio to such brokers and dealers who also provide research or statistical material, or other services to the Portfolio or to the Sub-Adviser. Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine and the Sub-Adviser will report on said allocations regularly to the Board indicating the brokers to whom such allocations have been made and the basis therefor.

4.	Information Provided to the Company and the Manager

The Sub-Adviser shall keep the Company and the Manager informed of developments materially affecting the Portfolio's holdings, and shall, on its own initiative, furnish the Company and the Manager from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose.

5.	Compensation

In consideration of the services rendered pursuant to this Agreement, the Manager will pay the Sub-Adviser an annual fee calculated at the rate of 0.375% of the Portfolio's average daily net assets; the fee is calculated daily and paid monthly. The Sub-Adviser shall have no right to obtain compensation directly from the Company for services provided hereunder and agrees to look solely to the Manager for payment of fees due. The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Sub-Adviser, the value of the Portfolio's net assets shall be computed at the times and in the manner specified in the Prospectus and/or the Statement.

6.	Expenses

The Sub-Adviser shall bear all expenses incurred by it in connection with the performance of its services under this Agreement. The Portfolio will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, sub-advisory fees (other than sub-advisory fees paid pursuant to this Agreement) and administration fees; fees for necessary professional and brokerage services; costs relating to local administration of securities; fees for any pricing service; the costs of regulatory compliance; and pro rata costs associated with maintaining the Company's legal existence and shareholder relations. All other expenses not specifically assumed by the Sub-Adviser hereunder or by the Manager under the Management Agreement are borne by the Portfolio or the Company.

7.	Standard of Care

The Sub-Adviser shall exercise its best judgment and shall act in good faith in rendering the services listed in paragraphs 2 and 3 above. The Sub-Adviser, its officers, directors and employees shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolio, any shareholder of the Portfolio or the Manager in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Sub-Adviser against any liability to the Manager, the Company or to the shareholders of the Portfolio to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Adviser's reckless disregard of its obligations and duties under this Agreement.

8.	Term of Agreement

This Agreement shall become effective October 10, 1995 (the "Effective
Date") and shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually as required by the 1940 Act. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of the Company or by vote of holders of a majority (as defined in the 1940 Act and the rules thereunder) of the outstanding voting securities of the Portfolio, or upon 60 days' written notice, by the Sub-Adviser. This Agreement will also terminate automatically in the event of its assignment (the term "assignment" having the meaning defined in Section 2(a)(4) of the 1940 Act and the rules thereunder).

9.	Services to Other Companies or Accounts

The Company understands that the Sub-Adviser now acts, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as investment manager or adviser to other investment companies, including any offshore entities, or accounts, and the Company has no objection to the Sub-Adviser's so acting, provided that whenever the Portfolio and one or more other investment companies or accounts managed or advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company and account. The Company recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Portfolio. In addition, the Company understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

10.	Notices

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other parties at such address as such other parties may designate for the receipt of such notice. Until further notice to the other parties, it is agreed that the address of each party is as follows:

(a)	To the Company:
Smith Barney/Travelers Series Fund Inc.
388 Greenwich Street, 22nd Floor
New York, NY 10013

(b)	To the Manager:

Smith Barney Mutual Funds Management Inc.
388 Greenwich Street, 22nd Floor
New York, NY 10013

(c)	To the Sub-Adviser:

A I M Capital Management, Inc.
President
11 Greenway Plaza, Suite 1919
Houston, TX 77046

cc General Counsel

11.	Representations

The Company represents that a copy of the Articles of Incorporation is on file with the Secretary of the State of Maryland.

Each of the parties hereto represents that the Agreement has been duly authorized, executed and delivered by all required corporate action.

12.	Use of Name

The Company may use the names "AIM Capital Management, Inc.", "AIM
Capital Management", "AIM Capital", "AIM Capital Appreciation Portfolio", or "AIM" only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect. At such times as this Agreement shall no longer be in effect, the Company shall cease to use such a names or any other name indicating that it is advised by or otherwise connected with the Sub-Adviser and shall promptly change its name accordingly. The Company acknowledges that it has adopted the name "AIM Capital Appreciation Portfolio" through permission of the Sub-Adviser, and agrees that the Sub-Adviser reserves to itself and any successor to its business the right to grant the non-exclusive right to use the aforementioned names or any similar names to any other corporation or entity, including but not limited to any investment company of which the Sub-Adviser or any subsidiary or affiliate thereof or any successor to the business of any thereof shall be the investment adviser.

13.  Severability

If any provision of this Agreement is found to be unenforceable, then this Agreement shall be deemed to be amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent. The remainder of this Agreement shall not be affected by such modification.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in triplicate by their respective officers on the day and year first written above.





SMITH BARNEY/TRAVELERS SERIES FUND INC.

Attest:

By:


SMITH BARNEY MUTUAL FUNDS MANAGEMENT
	INC.

Attest:

By:


A I M CAPITAL MANAGEMENT INC.


Attest:

By:









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